Amendment to Agreement of Purchase & Sale
                   And Escrow Instructions

     This Amendment to Agreement of Purchase & Sale and Escrow Instructions ("Amendment") dated for reference purposes as of June 13, 1997, is made by and between BEDFORD PROPERTY INVESTORS, INC., a Maryland corporation ("Seller") and ARDEN REALTY LIMITED, a Maryland limited partnership ("Buyer") as an Amendment to that Agreement of Purchase & Sale and Escrow Instructions between Buyer and Seller for 1000 Town Centre, Oxnard, California and Mariner Court, 3625 Del Amo Blvd., Torrance, California, dated May 13, 1997 (the "Agreement"). All capitalized terms shall have the same meaning as set forth in the Agreement. The parties wish to amend the Agreement in certain respects, as set forth below:

     NOW, THEREFORE, in exchange for the mutual considerations set forth herein, the parties agree to amend the Agreement as follows:

     1. The Closing Date, previously set by notice from Seller to Buyer under Sections 1.6 and 4 of the Agreement as July 1, 1997, is hereby extended to July 31, 1997; provided that the Initial Deposit amount provided for in Paragraph 2, below, and the Increased Deposit are delivered to Seller by 5:00 p.m., June 16, 1997.

     2. The Initial Deposit of Two Hundred Fifty Thousand Dollars ($250,000.00) shall be non-refundable as of 5:00 p.m. June 13, 1997, except as provided below. The Initial Deposit shall be increased to a total of Five Hundred
Thousand Dollars ($500,000.00) by delivery of the additional sum of Two Hundred Fifty Thousand Dollars ($250,000.00) by
Buyer to Escrow Holder on June 16, 1997 and, on that date, the entire Initial Deposit ($500,000.00) shall be released to Seller to be either wired by Escrow Holder to Seller so as to be received by Seller or picked up by Seller from Escrow Holder, prior to 5:00 p.m. that day. The entire
Initial Deposit shall be nonrefundable, except in the event of a default by Seller or failure of a condition to the Agreement contained in Section 11 (Title) or 14 (Conditions Precedent to Buyer's Obligation to Close Escrow). Buyer shall also deliver the Deposit Note (the "Increased
Deposit") to Escrow Holder on or before June 16, 1997, which Deposit Note shall be held under Section 3 of the Agreement (nonrefundable, subject only to the satisfaction of the remaining conditions of Closing).

     3. Upon release of the Initial Deposit and its Delivery to Seller, until Close of Escrow or termination of this Agreement under its terms, Seller shall not enter into any new lease of any portion of the Property without first obtaining Buyer's approval.

     4. Buyer hereby gives Seller notice of its election not to give a Termination Notice under the provisions of
Section 7 of the Agreement and Buyer hereby waives its right to terminate this Agreement, with respect to the contingencies set forth in Section 6, only, as provided under said Section 7.

     5. Section 14.2 of the Agreement shall be amended to provide that the Tenant Estoppels shall not be required to be dated within thirty (30) days of the Closing Date, as above extended, but rather shall be dated not earlier than May 31, 1997.

     6. Except as set forth above, all provisions of the Agreement shall remain in full force and effect.

     7. This Amendment may be executed in counterparts, and a fully executed set of counterparts shall constitute a single instrument. A facsimile transmitted copy of an executed original hereof shall be as effective as the original signed document.

BEDFORD PROPERTY INVESTORS,   ARDEN REALTY LIMITED, a
INC., a Maryland corporation  Maryland Partnership



  By:/s/ Bob Pester             By: /s/Victor J. Coleman

Title: Senior Vice President  Title: President and COO